OPTION AGREEMENT

Made as of October 5, 2006

Between

DOUGLAS LAKE MINERALS INC.

and

CANACO RESOURCES INC.

McMillan Binch Mendelsohn LLP

TABLE OF CONTENTS

OPTION AGREEMENT

This Agreement is made as of the 5th day of October, 2006, between

DOUGLAS LAKE MINERALS INC., a corporation organized under the laws of the State of Nevada, United States of America
(herein called "Douglas Lake")

OF THE FIRST PART

and

CANACO RESOURCES INC., a corporation organized under the laws of Canada
(herein called "Canaco")

OF THE SECOND PART

RECITALS

A. Douglas Lake is the registered and beneficial owner of a 100% undivided interest in the property legally described as the "**Property**" in Schedule A annexed hereto.

B. Douglas Lake has agreed to grant an option to Canaco to acquire up to a 70% interest in the Property on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants expressed herein the Parties agree as follows:

SECTION 1 – REPRESENTATIONS AND WARRANTIES

1.1 Representations and Warranties

(1) Douglas Lake represents and warrants to Canaco that on the date hereof and on the Effective Date:

(a) Douglas Lake is the sole recorded and beneficial owner of a 100% undivided interest in the Property;

(b) the Property is accurately described in Schedule A annexed hereto;

(c) all taxes, assessments, rentals, levies or other payments relating to the Property and required to be made to any governmental instrumentality have been made;

(d) subject to any Prospector's Mining Licenses, the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) is free and clear of any and all Encumbrances, agreements, obligations, adverse claims (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties, profit interests or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded;

(e) Douglas Lake has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(f) there are no actions, suits or proceedings (whether or not purportedly on behalf of Douglas Lake) (including Environmental Claims) pending or threatened against or materially adversely affecting, or which could materially adversely affect, the Property or before or by any federal, provincial, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance or any other right of another against the Property; and

(g) all required consents of any third parties to the sale and transfer by Douglas Lake to Canaco of the Property have been obtained and written copies thereof have been provided to Canaco.

(2) Each Party represents and warrants to the other that at the date of execution of this Agreement:

(a) all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and it has the right to enter into this Agreement and to perform the obligations hereunder; and

(b) the execution and delivery of this Agreement and the performance from time to time of the rights and obligations arising hereunder do not and will not conflict with the terms of the constating instruments of it or with any agreement or other instrument or regulatory provision by which it is bound.

(3) The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Canaco and the termination of this Agreement, and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

SECTION 2 - OPTION TO ACQUIRE INTEREST

2.1 Grant of Option

Douglas Lake hereby grants to Canaco the exclusive and irrevocable right and option of acquiring up to a 70% undivided interest in and to the Property (the "**Option**") free and clear of all Encumbrances and all royalties, profit interests or other payments in the nature of a rent or royalty or other interests of whatsoever nature or kind, subject to the provisions of this Agreement.

2.2 Consideration

(1) In consideration of the granting of the Option, following receipt by Canaco of all required regulatory and other approvals and consents by Canaco to the entering into of this Agreement the following payments shall be made:

(a) on the Effective Date,

(i) Canaco will issue and deliver to Douglas Lake 100,000 common shares in its capital, subject to applicable hold periods, or the equivalent in cash; and

(ii) Canaco will pay to Douglas Lake the sum of $50,000 by certified cheque or bank draft;

(b) on the first anniversary of the Effective Date,

(i) Canaco will issue and deliver to Douglas Lake 200,000 common shares in its capital, subject to applicable hold periods; and

(ii) Canaco will pay to Douglas Lake the sum of $75,000 by certified cheque or bank draft; and

(c) on the second anniversary of the Effective Date,

(i) Canaco will issue and deliver to Douglas Lake 500,000 common shares in its capital, subject to applicable hold periods; and

(ii) Canaco will pay to Douglas Lake the sum of $125,000 by certified cheque or bank draft.

(2) Douglas Lake agrees that the amount of the Price (as defined in the Strategic Alliance Agreement) paid by Canaco to Douglas Lake under the Strategic Alliance Agreement may be allocated, at the sole and absolute discretion of the Purchaser and in any amount up to the Price, to the cash consideration payments required under Sections 2.2(1)(b)(ii) and/or 2.2(1)(c)(ii) hereof. Notwithstanding the foregoing, any amount of the Price allocated to the cash consideration under another Option Agreement (as defined in the Strategic Alliance Agreement)

may not be allocated to the cash consideration under Sections 2.2(1)(b)(ii) and/or 2.2(1)(c)(ii); and any amount of the Price allocated to the cash consideration under Section 2.2(1)(b)(ii) may not be allocated to the cash consideration under Section 2.2(1)(c)(ii).

2.3 Expenditures

(1) In order to maintain in force the rights granted to it hereunder and to maintain in force the Option, Canaco must incur an additional aggregate of $2,000,000 of Expenditures on or before the end of the second anniversary of the Effective Date, as follows:

(a) on or before the first anniversary of the Effective Date, $250,000;

(b) on or before the second anniversary of the Effective Date, $500,000;

(c) on or before the third anniversary of the Effective Date, $1,250,000; and

(d) Canaco shall have spent the Aggregate Expenditure Commitment as that term is defined in the Strategic Alliance Agreement.

(2) Douglas Lake agrees that Strategic Alliance Expenditures made pursuant to the Strategic Alliance Agreement may be allocated, at the sole and absolute discretion of Canaco and in any amount up to the Aggregate Expenditure (as defined in the Strategic Alliance Agreement), to Expenditure under Section 2.3(1) hereof. Notwithstanding the foregoing, any Strategic Alliance Expenditure allocated by Canaco under another Option Agreement (as defined in the Strategic Alliance Agreement) may not be allocated to Expenditure under Section 2.3(1) hereof.

2.4 Non-Exercise

The right of Canaco to exercise the Option or the portion thereof which has not been previously exercised, as applicable, shall become null and void and the Option held by Canaco shall terminate if:

(a) Canaco notifies Douglas Lake at any time of its intention not to exercise the Option or the portion thereof which has not been previously exercised, as applicable; or

(b) Canaco fails to incur all of the Expenditures described in Section 2.4 as scheduled and in the manner described above and shall have failed to either incur Expenditures in the amount of the deficiency or pay the amount of such deficiency to Douglas Lake within thirty (30) days after receipt of written notice from Douglas Lake of such failure.

2.5 Termination

On the termination of the Option Period in accordance with Section 2.4:

(a) the Property shall be free of all Encumbrances created by or through Canaco;

(b) all plant, machinery, equipment and supplies owned by Canaco and brought and placed upon the Property shall remain the exclusive property of the owner thereof and, if the Option Period terminates without Canaco exercising any part of the Option, shall be removed by the owner thereof, at any time or times within a period of six (6) months next following the termination of the Option Period; provided that the owner thereof has not removed all such plant, machinery, equipment or supplies within the said six (6) month period, then such plant, machinery, equipment and supplies not so removed thereafter shall become the property of Douglas Lake or, at Douglas Lake's option, may within a further six (6) months be removed by Douglas Lake at the expense of the owner thereof. All plant, machinery, equipment and supplies, until it becomes Douglas Lake's property or is removed from the Property, shall be the sole responsibility of the owner thereof and Douglas Lake shall have no liability with regard thereto;

(c) if the Option Period terminates without the Option being exercised, Canaco shall forthwith deliver to Douglas Lake all data and factual information generated by Canaco through their exploration activities on the Property; and

(d) Canaco shall be solely liable for all costs and expenses accrued by it to third parties as a result of its activities on the Property during the Option Period up to the date of termination of the Option Period.

The provisions of Sections 5, 9, 11 and 12 and Section 2.7 (if applicable) shall survive the termination of the Option Period.

2.6 Exercise of Option to Earn 70% Interest

If Canaco incurs the Expenditures during the Option Period in the manner described in Section 2.4, then Canaco shall earn a 70% interest in the Property which interest shall automatically and immediately vest in Canaco without any further act by any Party.

2.7 Title

Upon Canaco earning a 70% interest in the Property in accordance with this Section 2, Douglas Lake shall forthwith transfer the registered title to the Property to Canaco, to be held by Canaco in its own name in trust for the Parties as their interests may from time to time appear, except where a transfer of title is required herein. Any Party shall be entitled to record its interest in the Property and in this Agreement on the title to the Property. Each party shall pay its own costs (including taxes payable) associated with the transfer of title to the Property from Douglas Lake to Canaco.

2.8 Creation of Joint Venture

In the event that Canaco has earned a 70% interest in the Property pursuant to Section 2.6, the Parties shall forthwith complete, execute and deliver the Joint Venture Agreement.

2.9 Operator

While Canaco is earning an interest in the Property through incurring Expenditures hereunder, the operator of all operations on the Property to be undertaken pursuant to this Agreement (the "**Operator**") shall be Canaco from the Effective Date.

SECTION 3 – CANACO'S RIGHT TO PLACE THE CANACO SHARES

3.1 Preemptive Right

If at any time Douglas Lake desires to sell, assign, or transfer all or any shares it holds in the capital of Canaco (the "**Canaco Shares**"), then Canaco shall have a preemptive right to place the Canaco Shares with purchasers it has located as follows:

(a) Douglas Lake shall promptly notify Canaco of its intentions. The Notice shall state the price in cash (the "**Canaco Shares Purchase Price**") and all other pertinent terms and conditions of the intended transfer. Douglas Lake need not have any offer in hand, but if it does, then the Notice shall be accompanied by a copy of the offer or contract for sale. Canaco shall have fifteen (15) Business Days after the date such Notice is delivered to notify Douglas Lake whether it elects to place the offered Canaco Shares with purchasers that it has located at the same Canaco Shares Purchase Price and on the same terms and conditions as set forth in the Notice. If such an election is made, then the transfer shall be consummated promptly after Notice of such election is delivered to Douglas Lake;

(b) if Canaco elects not to acquire the offered Canaco Shares or fails to so elect within the fifteen (15) Business Day period provided above, Douglas Lake shall have forty-five (45) days following the earlier of (i) the date of expiration of the above mentioned fifteen (15) Business Day period or (ii) the last date when Canaco elected not to place the Canaco Shares, to consummate the transfer to a third party at a price at least equal to the Purchase Price and on terms no less favourable to Douglas Lake than those offered by the Douglas Lake to Canaco in the Notice required herein; and

(c) if Douglas Lake fails to consummate the transfer to a third party within the said forty-five (45) day period, then the right of Canaco in such offered Canaco Shares shall be deemed to be revived. Any subsequent proposal to transfer such Canaco Shares shall be conducted in accordance with all the procedures set forth in this Section 3.

SECTION 4 - TECHNICAL COMMITTEE

4.1 Establishment

A Technical Committee composed of one (1) representative of each Party, shall be established on the Effective Date. Each Party shall, within fifteen (15) days after the Effective Date, notify the other Party in writing of the name of its representative (the "**Representative**")

and alternative Representative ("**Alternate**") who may from time to time act in the absence of the Representative. Each Party shall also be free to bring to all meetings at its own cost such technical and other advisors as it may deem appropriate; provided that such advisors are bound by the provisions of Section 9. Each Party shall have the right at any time and from time to time to change its Representative or Alternate by written notice given to the other Party. Each Party shall incur all costs (which shall not be deemed to be Expenditures) for its Representative's and Alternate's activities hereunder.

4.2 Purposes

The Technical Committee shall be constituted during the Option Period for the following purposes:

(a) to review the on-going activities of Canaco on the Property and to review reports submitted by Canaco on the progress of its activities;

(b) to discuss in good faith any changes, alterations or recommendations to the activities undertaken by Canaco on the Property; and

(c) to review proposed exploration operations on the Property to be undertaken by Canaco.

4.3 Meetings

(1) Meetings of the Technical Committee shall be held no less than twice annually in Vancouver. In lieu of holding meetings of the Technical Committee, the Technical Committee may convene telephone conferences with the unanimous consent of both Parties.

(2) The Technical Committee shall establish at its first meeting such procedures and rules governing the meetings and convening of the meetings of the Technical Committee as the Parties may unanimously agree.

SECTION 5 - INDEMNITIES.

5.1 Indemnities of Canaco

Canaco shall indemnify Douglas Lake from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the conduct by it of activities on the Property, which were incurred or arose during the Option Period. For further clarity, the Parties intend that, pursuant to the preceding sentence, Canaco shall be liable for its liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the Option Period, relating to or arising out of:

(a) the conduct of activities by it or on its behalf in, on or under the Property; and

(b) the environmental protection, clean-up, remediation, and reclamation of the Property resulting from or relating to its activities referred to in Section 5.1(a) including, but not limited to, the obligations and liabilities arising out of or related to:

(i) the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii) any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii) any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

5.2 Douglas Lake's Indemnities

Douglas Lake shall indemnify Canaco from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the Property or the conduct by Douglas Lake of activities on the Property, arising before the Effective Date. For further clarity, the Parties intend that Douglas Lake shall be liable for its liabilities, known or unknown, contingent or otherwise, arising before the Effective Date, relating to or arising out of:

(a) the conduct of activities in, on or under the Property; and

(b) the environmental protection, clean-up, remediation, and reclamation of the Property including, but not limited to, the obligations and liabilities arising out of or related to:

(i) the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii) any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii) any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

SECTION 6 - EFFECTIVE DATE

6.1 Conditions Precedent

(1) This Agreement is conditional upon:

(a) the obtaining of any applicable regulatory approvals, consents and orders; and

(b) the approval of the board of directors of Douglas Lake and Canaco,

in each case in form and substance satisfactory to the affected Party, as the case may be.

(2) The "**Effective Date**" means the date on which the Parties shall have acknowledged, in writing, that all of the conditions set out in this Section 6.1 have been met.

SECTION 7 - OPERATIONS DURING THE OPTION PERIOD

7.1 Operator's Rights

Subject to the other terms of this Agreement, during the Option Period, the Operator shall have the following rights:

(a) the sole and exclusive right to enter upon the Property to carry on exploration and related operations thereon;

(b) the right to remove from the Property such reasonable amounts of ore and mineralized material as the Operator may deem necessary for the purposes of making assays and tests;

(c) the right to erect buildings and other improvements and install such machinery and equipment on the Property as the Operator deems advisable or necessary in connection with the activities contemplated by this Section 7.1;

(d) the right of access to all of Douglas Lake's data and information concerning the Property including mining records and drill cores;

(e) be allowed to review and copy data relevant to the Property in Douglas Lake's possession; provided that the confidentiality provisions of Section 9 shall apply with respect to such data; and

(f) acquire any Prospector's Mining License granting rights to third parties with respect to the Property. All costs and fees connected to the acquisition of such Prospector's Mining License shall be considered an Expenditure.

7.2 Duties of the Operator

Subject to the other terms of this Agreement, during the Option Period, the Operator shall be responsible for the following duties and shall:

(a) cause to be done all things that may be required to keep the Property in good standing under the laws of the country of Tanzania;

(b) conduct all exploration and other operations in, on and under the Property in a good and workmanlike manner in accordance with good mining and engineering practices and in compliance with all applicable laws, regulations and orders;

(c) in the event it does not exercise the Option, leave the Property in a safe condition with all openings safeguarded in accordance with the applicable mining laws and regulations; and

(d) prepare and submit to Douglas Lake, on or before the 20th day of each calendar month, monthly progress reports and statements of Expenditures and an annual report by June 30 of each calendar year in respect of the preceding calendar year.

7.3 Insurance

(1) During the Option Period, the Operator shall use its commercially reasonable best efforts to provide, maintain and pay for the following insurance which shall be placed with an insurance company or companies and in a form as may be acceptable to Douglas Lake (acting reasonably):

(a) comprehensive general liability insurance protecting each of the Parties and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Operator under this Agreement; and

(b) automobile insurance on the Operator's owned and non-owned vehicles, if any, protecting its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of the Operator under this Agreement.

(2) Each policy of insurance contemplated in the Section 7.3 shall be in an amount not less than $2,000,000 inclusive of any one occurrence. The policy of insurance referred to in Section 7.3(1)(a) shall:

(a) include a standard form of cross-liability clause;

(b) contain a clause waiving the insurer's right of subrogation against Douglas Lake; and

(c) indicate that the insurer will give Douglas Lake thirty (30) days' prior written notice of cancellation or termination of the coverage.

(3) the Operator shall provide Douglas Lake with such evidence of insurance as Douglas Lake may, acting reasonably, request.

7.4 Access to Mining Operations

Douglas Lake may, at its own risk and expense and at reasonable times agreed to by the Operator enter on the Property and examine the Operator's operations; provided, that Douglas Lake is not, in the opinion of the Operator, interfering with such operations.

7.5 Encumbrances

During the Option Period, Canaco shall not Encumber its beneficial interest in the Property or its rights under this Agreement.

SECTION 8 - SALE OF INTEREST

8.1 Preemptive Right

Except as otherwise provided in Section 8.2, if at any time a Party (the "**Offeror**") desires to sell, assign, or transfer all or any part of its interest in this Agreement and the Property (the "**Sale Interest**"), then the other Party (each, an "**Offeree**") shall have a preemptive right to acquire such Sale Interest as follows:

(a) the Offeror shall promptly notify the Offeree of its intentions. The Notice shall state the price in cash or cash equivalent in the form of marketable securities (the "**Purchase Price**") and all other pertinent terms and conditions of the intended transfer. The Purchase Price may be stated in whole or in part in the form of publicly marketable securities provided that the Offeror delivers together with its Notice given under this subsection 8.1(a) a certificate signed by a duly qualified and reputable securities analyst certifying as to the cash equivalent value of the publicly marketable securities on the date of such Notice. The Offeror need not have any offer in hand, but if it does, then the Notice shall be accompanied by a copy of the offer or contract for sale. The Offeree shall have fifteen (15) days after the date such Notice is delivered to notify the Offeror whether it elects to acquire the offered Sale Interest at the same Purchase Price and on the same terms and conditions as set forth in the Notice. If such an election is made, then the transfer shall be consummated promptly after Notice of such election is delivered to the Offeror;

(b) if the Offeree elects not to acquire the offered Sale Interest or fails to so elect within the fifteen (15) day period provided above, the Offeror shall have ninety (90) days following the earlier of (i) the date of expiration of the above mentioned fifteen (15) day period or (ii) the last date when the Offeree elected not to purchase the Sale Interest, to consummate the transfer to a third party at a price at least equal to the Purchase Price and

on terms no less favourable to the Offeror than those offered by the Offeror to the Offeree in the Notice required herein; and

(c) if the Offeror fails to consummate the transfer to a third party within the said ninety (90) day period, then the preemptive right of the Offeree in such offered Sale Interest shall be deemed to be revived. Any subsequent proposal to transfer such Sale Interest shall be conducted in accordance with all the procedures set forth in this Section 8.

8.2 Exceptions to Pre-emptive Right.

Section 8.1 shall not apply to the following:

(a) a transfer by the Offeror of all or any part of its interest in this Agreement and the Property to an Affiliate; provided that:

(i) the transferee remains an Affiliate indefinitely thereafter;

(ii) the subsequent transfer of Control of such Affiliate, other than to an Affiliate of the original Offeror, whether through the issuance or transfer of shares in the capital of the Affiliate or otherwise (such that it no longer conforms to the definition of an Affiliate) shall be subject to Section 8.1;

(b) the Affiliate agrees in writing to be bound by the provisions hereof; and

(c) a transfer to an Affiliate shall not relieve the Offeror of any of its liabilities and obligations arising under this Agreement; or

(d) a corporate merger, consolidation, amalgamation, or reorganization of the Offeror by which the surviving entity shall be subject to all of the liabilities and obligations of the Offeror hereunder, including an amalgamation or reorganization involving Canaco.

8.3 Prohibition Against Encumbrance

Douglas Lake shall not be entitled to:

(a) sell, assign, transfer or otherwise deal with all or any part of its interest in this Agreement or the Property, except as permitted by this Section 8; or

(b) Encumber its interest in this Agreement or in the Property in any manner whatsoever.

8.4 Novation

Any permitted assignee of a Party shall, upon such assignment taking place, be deemed to be a Party as though the assignee had been an original signatory to this Agreement. All Parties,

including such assignee, shall execute a novation agreement to evidence the assignee's commitments on such terms as the Parties may reasonably agree.

SECTION 9 - CONFIDENTIALITY

9.1 Confidentiality

(1) The parties shall keep confidential all information, documentation, reports, including without limitation all records obtained from each other with respect to the Property or in connection with this Agreement (collectively, "**Confidential Information**"). Subject to Section 9.2, neither party shall use any Confidential Information for any purposes not related to the Property any joint venture entered into between the parties, or in any way detrimental to the other party. Nothing herein contained shall restrict or prohibit the parties from disclosing the Confidential Information to their respective consultants, agents, bankers, lenders, advisors and solicitors as long as such parties agree to keep such Confidential Information confidential. The Confidential Information referred to in this Section shall not include:

(a) public information or information in the public domain at the time of receipt by a party or its consultants, agents, advisors and solicitors;

(b) information which becomes public through no fault or act of a party or its consultants, agents, bankers, lenders, advisors or solicitors;

(c) information in the possession of a party not provided by the other party or its consultants, agents, bankers, lenders, advisors and solicitors;

(d) information required to be disclosed by law; or

(e) information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

(2) If the either party is required or requested by legal process to disclose any Confidential Information, such party will provide the other party with prompt notice of such requirement or request so that the other party may seek an appropriate protective order or waive compliance with the provisions of this requirement or both. If either party is compelled to disclose Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censures or penalty, such party may disclose same without liability hereunder provided that it shall give the other party advance written notice of the information to be disclosed and, at the request of the other party, shall seek to obtain assurances that such information will be accorded confidential treatment.

(3) Douglas Lake and Canaco each agree that prior to making any press release concerning the transactions contemplated herein, each of them shall consult with the other and obtain the other's written approval with respect to such press release, which approval shall not be unreasonably or arbitrarily withheld or delayed, it being acknowledged that it is intended that no press release

will be made until after the completion of Closing, unless required by law or any applicable stock exchange.

9.2 Free Utilization

Notwithstanding the generality of the foregoing, each Party shall be free to utilize information or knowledge obtained pursuant to the Agreement in connection with the conduct by such Party for exploration or mining operations for its own benefit and account or for the benefit and account of any partnership, joint venture or corporation of which it is a partner or member.

SECTION 10 – FORCE MAJEURE

10.1 Force Majeure

Neither party shall be liable or deemed to be in default of its obligations hereunder for any delay or failure in performance under this Agreement or other interruption of service resulting, directly or indirectly, from acts of God, acts of governmental, civil or military authority, acts of war, terrorist acts, accidents, natural disasters or catastrophes, power outages, strikes, or other work stoppages or any other causes beyond the reasonable control of the party affected thereby (**"Force Majeure"**). However, each party shall use its best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances. If a Force Majeure occurs rendering the performance of an obligation to be performed hereunder reasonably impractical, the date by which such obligation was to be completed shall be extended by the number of days that the obligation has been delayed by reason of the Force Majeure.

SECTION 11 - NOTICE

11.1 Manner

Any notice which may be or is required to be given under the terms of this Agreement shall be in writing and shall be effective:

(a) when personally delivered upon any Party at the address designated by it for such service;

(b) on production of a facsimile transmission report by a machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient being notified for the purposes of this clause; or

(c) five (5) business days after the same shall have been deposited in the mail properly addressed, certified or registered with return receipt requested and postage prepaid, unless at the time of such posting or within five (5) working days thereafter, any strike, labour dispute or similar disruption of mail service shall come into effect, in which event such notice shall not be valid.

11.2 Addresses

The addresses for such notices shall be as follows:

If to Douglas Lake: Douglas Lake Minerals Inc.
500 – 602 West Hastings Street
Vancouver, British Columbia
V6B1P2

Attention: President
Facsimile: (604) 899-1240

If to Canaco: Canaco Resources Inc.
500 – 602 West Hastings Street
Vancouver, British Columbia
V6B1P2

Attention: Chairman & CEO
Facsimile: (604) 899-1240

Any Party may change the addresses for such notice by giving the other Parties notice of such change in accordance with the foregoing.

SECTION 12 - INTERPRETATION

12.1 Definitions

In this Agreement unless the context otherwise requires, the following words and terms set forth in this Section 12 shall have the meanings respectively assigned to them:

(1) ***Affiliate*** means any person, partnership, venture, corporation, or other form of enterprise which directly or indirectly Controls, is Controlled by or is under common Control of a Party.

(2) ***Agreement*** means this agreement and all amendments made hereto in accordance with the provisions hereof.

(3) ***Business Day*** means any day on which banks are open for business in the City of Vancouver, British Columbia, but does not include a Saturday, Sunday or holiday in the Province of British Columbia.

(4) ***Confidential Information*** has the meaning given to it in Section 9.1(1).

(5) ***Control*** means possession directly or indirectly of the power to direct or cause direction of management and policies through ownership of the voting securities, contract voting trust and otherwise.

(6) ***Effective Date*** has the meaning given to it in Section 6.1.

(7) ***Encumbrance*** means any claim, restriction, charge, mortgage, security interest, lien, option, right of pre-emption or first refusal, equity, power of sale, hypothecation, servitude or other third party right, and "***Encumber***" and "***Encumbered***" shall be construed accordingly.

(8) ***Environmental Claims*** means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(a) any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

(9) ***Environmental Law*** means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, provincial, state or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to:

(a) noise;

(b) pollution or protection of the air, surface water, ground water or land;

(c) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation;

(d) exposure to hazardous or toxic substances; or

(e) the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands.

(10) ***Expenditures*** means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration and development of the Property, including, an overhead charge in favour of the Operator equal to 15% of all Expenditures. For the purposes of the foregoing, Expenditures shall include, without limiting the generality of the foregoing: insurance premiums, moneys expended in maintaining properties in good standing, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring,

geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis, submissions to government agencies with respect to production permits, in paying the fees and travelling expenses of all outside Persons engaged in work with respect to and for the benefit of the Property.

(11) ***Force Majeure*** has the meaning given to it in Section 10.1.

(12) ***Joint Venture*** means the joint venture to be formed between Canaco and Douglas Lake pursuant to the Joint Venture Agreement.

(13) ***Joint Venture Agreement*** means the agreement to be entered into by Douglas Lake and Canaco in the event that the Option is exercised, in the form set out in Schedule B annexed hereto.

(14) ***Mining Operations*** means all activities carried out in, on or under or in connection with the Property related to or necessary for the development and construction of a mine(s) thereon, the mining, extraction, treatment, storage and processing of minerals located therein, thereon or thereunder and the acquisition or construction of any improvements, personal property, fixtures or equipment reasonably necessary therefor.

(15) ***Notice*** means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(16) ***Operator*** has the meaning given to it in Section 2.9:

(17) ***Option*** has the meaning given to it in Section 2.1.

(18) ***Option Period*** means that period of time commencing on the Effective Date and terminating on the earlier of the date upon which:

(a) the entire Option is exercised; and

(b) the Option held by Canaco is terminated by the provisions of Section 2.4.

(19) ***Party*** means Douglas Lake or Canaco, as applicable, and its successors and permitted assigns.

(20) ***Person*** includes a natural person, firm, corporation, company, association, partnership, joint venture, unincorporated syndicate, unincorporated organization, trust, trustee, executive, administrator or other legal representative, governmental instrumentality or any group or combination thereof.

(21) ***Property*** means property legally described in Schedule A hereto.

(22) ***Prospector's Mining License*** means a license validly issued under the **[insert the name of relevant mining statute]** bestowing limited rights to one or more local miners to extract minerals from a property comprising part of the Portfolio at the applicable time.

(23) ***Strategic Alliance Agreement*** means the amended and restated strategic alliance agreement made as of April 27, 2006, between Canaco and Douglas Lake, as amended and restated from time to time.

(24) ***Strategic Alliance Expenditure*** means "Expenditure" as defined in the Strategic Alliance Agreement.

(25) ***Technical Committee*** means the committee established under Section 4.

12.2 Other Definitions

Any words or expressions defined otherwise in this Agreement including the Schedules shall have the meanings respectively assigned to them notwithstanding that such definition does not appear in this Section 12. When used in the Schedules annexed hereto, terms defined in this Agreement shall have the same meaning unless the Schedules expressly otherwise define such terms. In case of any other inconsistency between the terms of this Agreement and the Schedules annexed hereto, the terms of this Agreement shall prevail.

12.3 Table of Contents

The Table of Contents to this Agreement, Sections, Sub-sections and Headings contained herein are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement. "Section", "Sub-section", or "Schedule" means and refers respectively to the specified Section, Sub-section or Schedule of this Agreement. "Hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section or Sub-section.

12.4 Gender and Number

Words importing the singular include the plural and vice versa. Words importing gender include all genders.

12.5 Entire Agreement

This Agreement including all Schedules together with the agreements and documents to be delivered pursuant hereto are the full expression of the Parties' intentions and rights and the entire agreement between them pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions whether oral or written of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof. No amendment or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any other provisions

of this Agreement shall be deemed to or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.6 Currency

Unless otherwise indicated all dollar amounts referred to in this Agreement are in U.S. funds.

12.7 Law

This Agreement shall be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract except to the extent that any Property or asset affected by this Agreement is subject to the laws of the jurisdiction where such Property are situate in which case the laws of that local jurisdiction shall govern to the extent necessary to complete the transaction.

12.8 Enurement

This Agreement shall enure to the benefit of and be binding on the successors and permitted assigns of the Parties.

12.9 Further Assurances

Each Party shall execute such deeds, documents and give such further assurances as are necessary or appropriate in connection with its obligations under this Agreement.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the 5th day of October, 2006.

DOUGLAS LAKE MINERALS INC.

Per: ______________________
Authorized Signature

I have authority to bind the corporation.

CANACO RESOURCES INC.

Per: ______________________
Authorized Signature

I have authority to bind the corporation.

Schedule A – Property

PROPERTY DESCRIPTION AND LOCATION

LOCATION

The property is located in East Central Tanzanian Kilosa District of the Morogoro Region, 35 Kilometres west southwest of the city of Morogoro, the capital city of the region with a population of

A central point in the mining license is located at 319,700 mE 9,228,400 mN UTM Zone 37 Southern Hemisphere (WGS 84) (37.36o East Longitude and 6.98 o South Latitude)

CLAIM DESCRIPTION

PROSPECTING LICENSE

The mineral title to the Morogoro property is defined by Prospecting License 3117/2005 is owned 100% by Douglas Lake Minerals Ltd. a Vancouver based junior resource company listed for trading on the OTC Bulletin Board of the NASDAQ Exchange in the United States. The mineral rights defined by PL 3117/2005 are for gold and other base and precious metals. The property is 150 square kilometres in area.

PRIMARY MINING LICENSE

Overlying the mineral rights that define the PL 3117/2005 are some 300 Primary Mining Licences (PML's) lie within the boundaries of the Morogoro PL. PML's represent limited mining rights which allow the small scale exploitation of minerals by local miners and must pre-date the establishment of a PL. PML's are retained exclusively for Tanzanian citizens. The maximum size of the demarcated area for a primary prospecting license for all minerals other than building materials is 10 hectares. The license shall be granted for a period of five years, renewable upon request. When a PML expires, the mineral succeed to the underlying PL and cannot be renewed or re-staked thereafter, so long as the PL remains valid.

Over the past number of years the owners of PL's, including major senior and junior mining companies have had to deal with the local miners whose PML rights overly those of the underlying PL in order to advance exploration and development programs and mining operations. In so doing, precedents have been established for the negotiation of these rights and the public disclosure provides evidence for the successful completion of arrangements for the surrender of PML rights in favour of foreign mining companies. While agreements have been completed, it remains unclear under the current Tanzanian Mining Act if a legal mechanism exists to dissolve the rights of a PML. As these mining rights are reserved for Tanzanian citizens, they cannot be formally acquired by a foreign controlled company. As such, and out of necessity, the accepted approach is to reach an agreement with local PML holders to surrender their rights in exchange for compensation, usually in the form of cash. As there is no specific legal protocol for the surrendering of the PML rights, it appears that these rights remain as a legal imperative until such time as the term of the PML expires and is not renewed. At such a time, these rights would succeed to the underlying PL. The lack of clarity in this process leads to uncertainty with

respect to issue of tenure and mineral rights that can lead to difficulty in acquiring legal opinions confirming mineral rights as required in North American markets.

An additional difficulty associated with PML's is the lack of accurate information with respect to the location of these mining rights in government files. At the present time a country wide survey is being conducted by the Tanzanian government to officially demarcate PML's in all regions. This program is not expected to be completed until late 2007 and until that time the government cannot guarantee accurate documentation with respect to the location of PML's. The maps presented in this report are based on data provided by the Tanzanian Ministry of Energy and Mines in Dar es Salaam and, as such, a lack of precision should be assumed as far as the location of Morogoro PM L's is concerned.

OTHER PROSPECTING LICENSES

Within the boundaries of the Morogoro Property, overlapping prospecting and mining licenses for building stones and gemstones appear to be in good standing. While active quarrying operations for construction materials within the Morogoro PL could potentially be problematic with respect to exploration activities, the right to explore and develop base and precious metals in conflicting or mutual interest exists. In practical terms, geology dictates that the potential that exists in the two types of commodities is most likely mutually exclusive

Additional due diligence with respect to the rights and validity of these licenses is recommended.

Mineral Licenses within the Morogoro Property

Mineral License	Owner	Commodity
ML 33/98	Noremco Construction Limited	Building Stones
Put/2000	New Put Limited	Building Materials
DIP/BK/20	Dipe & Company Limited	Building Materials
DIP1	Dipe & Company Limited	Building Materials
DIP/2001	Dipe & Company Limited	Building Materials
DIP/4/2001	Dipe & Company Limited	Building Materials
84/2001	Ministry of Works	Building Materials
PL 1982/2002	San Francisco Gemstone Enterprises Ltd	Aobg
ML 135/2002	Dipe & Company Limited	Building Materials
ML 33C/98	Noremco Construction Limited	Building Stones
ML 33B/98	Noremco Construction Limited	Building Stones



Non-Metal Claims
PL Number
Company
Commodity
ML 33D/98 Noremco Construction Limited Building Materials
ML 33 A/98 Noremco Construction Limited Building Materials
ML 33/98 Noremco Construction Limited Building Stones
Put/2000 New Put Limited Building Materials
Put1/2000 New Put Limited Building Materials
DIP/BK3/20 Dipe & Company Limited Building materials
DIP1 Dipe & Company Limited Building materials
DIP2/2001 Dipe & Company Limited Building materials
DIP4/2001 Dipe & Company Limited Building materials
84/2001 Ministry of Works Building materials
PL 1982/2002 San Francisco Gemstone Enterprises Limited
ML 135/2002 Dipe & Company Limited Building materials
ML 33C/98 Noremco Construction Limited Building stones
ML 33B/98 Noremco Construction Limited Building stones
Non-Metal Claims
PML's
320000 mE
340000 mE
9240000 mN
N
PL 3510/2005
Manyama Maotora Makweba
PL 3117/2005
Douglas Lake Minerals Inc.
PML's
Area of
Artisanal Workings
2.7 km
9220000 mN
9220000 mN
PL 3407/2005
Albert Resources Limited
300000 mE
320000 mE
CANACO RESOURCES INC.
Douglas Lake Strategic Alliance
Surface Plan
ADJACENT PROPERTIES